EX-FILING FEES

Calculation of Filing Fee Tables

S-1

(Form Type)

MSP Recovery, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rate	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

	Newly Registered Securities
Fees to Be Paid	Equity	Class A common stock (2)	Other (3)	50,000,000	$1.685	$84,250,000	0.00014760	$12,435.30
		Total Offering Amounts				$84,250,000		$12,435.30
		Total Fees Previously Paid Total Fee Offsets Net Fee Due						$12,435.30

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of 50,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) that are available to be issued and sold by MSP Recovery, Inc d/b/a LifeWallet from time to time at the Company’s election pursuant to a standby equity purchase agreement, dated as of November 14, 2023, between the Company and the Selling Holder, subject to satisfaction of the conditions set forth therein.

(3)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $1.685, which is the average of the high and low prices of the shares of the common shares on December 7, 2023 on the Nasdaq Stock Market LLC.